Exhibit 99.1
MERCANTILE BANCORP REPORTS THIRD QUARTER AND
NINE-MONTH 2006 RESULTS
•	Third Quarter EPS Reaches 50 Cents

•	Loan Portfolio Grows to $908 Million

•	Gain of $1.5 Million on Sale of Investment Realized

•	Deposits Up 5.3 Percent to $996 Million

•	Net Interest Income Up More Than 5 Percent

•	Equity Investments Made in Florida, Georgia and Tennessee Banks
Quincy, IL, October 18, 2006 — Citing the effect of a $1.5 million gain on the sale of an investment, Mercantile Bancorp, Inc. (AMEX: MBR) today reported net income for the third quarter ended September 30, 2006 of $2.9 million, or 50 cents per share, compared with net income of $2.6 million, or 45 cents per share, in the same period a year ago. Weighted average shares outstanding were 5,847,827 and 5,884,371 in the third quarter of 2006 and 2005, respectively. The Company noted that results for the prior year period have been adjusted to reflect the Company’s three-for-one stock split in June 2006.
For the nine months ended September 30, 2006, Mercantile posted net income of $7.1 million, or $1.21 per share, on 5,848,104 weighted average shares outstanding, compared with net income of $7.0 million or $1.20 per share on 5,888,793 weighted average shares outstanding in the first nine months last year. Prior year numbers have been adjusted to reflect the June 2006 three-for-one stock split. The Company noted that nine-month results for the current year include the impact of a $279,000 after-tax charge related to the settlement of litigation.
“The third quarter was marked by a continuation of the abnormally small differential between long-term and short-term interest rates,” said Dan S. Dugan, chairman, president and chief executive officer. “Short-term rates have risen over the past 12 months while long-term rates have not kept pace. As a result, we are paying higher rates for deposits but are not able to command correspondingly higher rates for loans.
“However, within the context of the adverse interest rate environment, we performed well. Net loans grew by almost six percent despite the well-publicized softening in the housing market nationally. Similarly, deposits grew by 5.3 percent. This steady growth, I believe, reflects the nature of our primary Illinois and Missouri markets. Although they seldom experience explosive growth, they grow steadily and moderately, even as other areas of the nation experience volatility. This provides us with a solid base from which we can pursue other initiatives to increase value for shareholders.”
Net interest income in the third quarter was $9.4 million, an increase of 5.2 percent over net interest income of $8.9 million reported in the third quarter a year ago, the Company reported. This increase was the result of growth in the loan portfolio, partially offset by a decline in net interest margin to 3.30 percent from 3.53 percent in the third quarter a year earlier.
A major factor in the decline in third quarter net interest margin was a significant increase in interest expense as a result of trust preferred securities issued to fund the acquisition of Royal Palm Bancorp, which is expected to close in the fourth quarter of 2006. The securities were issued early in the third quarter to lock in the most advantageous rate possible, the Company said.
Net interest income for the nine months amounted to $27.7 million, compared with $26.1 million in the nine months of the previous year, an increase of six percent. Net interest margin for the first nine months of 2006 was 3.41 percent vs. 3.52 percent for the same period last year. This reflects the increase in interest rates paid on deposits combined with the effect of interest on the trust preferred securities issued to fund the Royal Palm acquisition.
“We expected the relationship between long-term and short-term rates to begin returning to their historical norm during the third quarter. However, continued anxiety over both the direction of the economy and geopolitical events has delayed normalization. As a result, we continued to experience pressure on our net interest margin,” Dugan said.
Noninterest income in the third quarter rose to $3.8 million from $2.1 million in the same period last year. The large increase is due principally to a gain of $1.5 million from the sale of Mercantile’s interest in NorthStar Bancshares, Inc., which was acquired by a third party, according to the Company. Additionally, securities brokerage fees in the quarter rose to $249,000 from $77,000 in the same period a year earlier as that operation began to more fully realize its potential.
For the nine months, noninterest income grew by 41.1 percent to $8.5 million from $6.0 million in the comparable period last year. The increase is the combined result of the gain on sale of the Company’s NorthStar investment, growth in securities brokerage fees and increases in most other noninterest categories.
“An integral part of our strategy is to make strategic investments in other banks with the intent of generating returns above those we could achieve through our core operations alone,” Dugan said. “Monetization of our NorthStar investment clearly is an example of how we can, through prudent deployment of a small percentage of our capital, deliver value to our shareholders.
“It is important to note that the gain recorded in the third quarter of this year is only a portion of the total gain we expect to record on the NorthStar transaction. Once certain issues between NorthStar and the acquiring company are fully resolved, we expect to record as much as an additional $1.3 million of the gain in the coming year,” Dugan added.
The Company said it took steps to further strengthen its capital structure during the third quarter. In July, it issued $30 million in trust preferred securities and renewed and extended a $15 million line of credit. Funds generated from the financing activity will be used to complete the acquisition of Royal Palm Bancorp and for general corporate purposes.
Mercantile’s balance sheet at the end of the third quarter reflected the Company’s continued growth. Cash and equivalents stood at $43.2 million. Net loans were $899 million, up 5.8 percent from $850 million at the end of 2005. Total assets rose 7.4 percent to $1.22 billion at September 30 from $1.14 billion at the end of the previous year. Deposits at third quarter-end were $996 million, an increase of 5.3 percent from their level of $946 million as of December 31, 2005. Stockholders’ equity climbed to $97.8 million up 6.9 percent from $91.5 million at the end of last year.
“Our performance this year has validated our three pronged strategy,” said Dugan. “Our core banking business has been steady and we have been successful in growing both loans and deposits despite the difficult interest rate environment that has persisted throughout the year.
“We have also actively pursued the second prong — acquisitions — by reaching an agreement to acquire Royal Palm Bancorp. That transaction is expected to close in November. It gives us tremendous potential to grow both loans and deposits. In addition, it gives us a strong presence in one of the most affluent and fastest-growing metropolitan areas in the nation,” Dugan noted.
Dugan also said the third prong of Mercantile’s strategic plan has begun to yield tangible results. “We anticipate an annualized return of up to16 percent on the sale of our investment in NorthStar Bancshares. We also have the opportunity to realize a gain on another of our strategic investments when GBC Bancorp, Inc., in which we have a 5 percent equity stake, agreed to be acquired by another bank. That previously announced transaction is expected to close in the fourth quarter of 2006 and we expect to realize an annualized return of approximately 28 percent on our investment of $1.2 million.
“Notably, we also executed three new equity investments. At the end of July we made a $1.7 million investment in Paragon National Bank (PGNN) in Memphis. This followed our announcement in June that we took a 2.5% equity position in Premier Community Bank of The Emerald Coast, a newly organized banking institution based in Crestview, Florida, and an acquisition of a small position in Integrity Bancshares, Inc. (ITYC) of Alpharetta, Georgia in late August. We anticipate these investments will yield an excellent return over time,” Dugan concluded.
About Mercantile Bancorp
Mercantile Bancorp, Inc. is a Quincy, Illinois-based bank holding company with majority-owned subsidiaries consisting of 5 banks in Illinois, 2 banks in Missouri and 1 bank in Kansas, where the Company conducts full-service commercial and consumer banking business, engages in mortgage banking, trust services and asset management, and provides other financial services and products. In addition, the Company has minority investments in 7 community banks in Missouri, Georgia, Florida and Tennessee. Further information is available on the Company’s website at www.mercbanx.com.
This release contains information and “forward-looking statements” that relate to matters that are not historical facts and which are usually preceded by the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions. These forward-looking statements are subject to significant risks, assumptions and uncertainties. Because of these and other uncertainties, our actual results may be materially different from those described in these forward-looking statements. The forward-looking statements in this release speak only as of the date of the release, and we do not assume any obligation to update the forward-looking statements or to update the reasons why actual results could differ from those contained in the forward-looking statements.
Tables Follow...

MERCANTILE BANCORP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2006	2005
	(In Thousands)
	(Unaudited)
ASSETS

Cash and cash equivalents	$43,188	$44,154
Securities	197,983	165,066
Loans held for sale	2,881	3,635
Loans, net of allowance for loan losses	898,922	849,566
Premises and equipment	19,187	18,242
Interest receivable	9,795	7,896
Cash surrender value of life insurance	16,416	15,930
Other	33,333	33,335

Total assets	$1,221,705	$1,137,824

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:
Deposits	$996,096	$946,129
Short-term borrowings	21,455	32,587
Long-term debt	85,699	51,720
Interest payable	5,279	3,134
Other	6,230	5,205

Total liabilities	1,114,759	1,038,775

Minority Interest	9,187	7,561

Total stockholders’ equity	97,759	91,488

Total liabilities and stockholders’ equity	$1,221,705	$1,137,824

MERCANTILE BANCORP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Nine Months Ended
	September 30,	September 30,
	2006	2005

	(In Thousands)
	(Unaudited)
Interest Income:
Loans and fees on loans	$48,019	$38,043
Securities:
Taxable	4,081	3,669
Tax exempt	1,333	1,298
Other	854	501

Total interest income	54,287	43,511

Interest Expense:
Deposits	22,956	15,080
Short-term borrowings	1,139	480
Long-term debt	2,504	1,827

Total interest expense	26,599	17,387

Net Interest Income	27,688	26,124

Provision for Loan Losses	2,261	1,680

Net Interest Income After Provision for Loan Losses	25,427	24,444

Noninterest Income:
Fiduciary activities	1,472	1,349
Brokerage fees	870	309
Customer service fees	2,669	2,510
Other service charges and fees	460	471
Net gains on sales of assets	1,455
Net gains on loan sales	455	383
Other	1,144	1,020

Total noninterest income	8,525	6,042

Noninterest Expense:
Salaries and employee benefits	13,286	11,873
Net occupancy expense	1,429	1,213
Equipment expense	1,318	1,231
Professional fees	1,364	1,093
Postage and supplies	682	651
Other	4,956	4,404

Total noninterest expense	23,035	20,465

Minority Interest	585	529

Income Before Income Taxes	10,332	9,492

Income Taxes	3,238	2,451

Net Income	$7,094	$7,041

MERCANTILE BANCORP, INC.
SELECTED FINANCIAL HIGHLIGHTS

	Nine Months Ended
	September 30,	September 30,
	2006	2005

	(Dollars In Thousands except share data)
	(Unaudited)

EARNINGS AND PER SHARE DATA
Basic Earnings Per Share	$1.21	$1.20
Weighted average shares outstanding	5,848,104	5,888,793
Cash dividends paid per share	$.24	$.06
Book value per share	$16.72	$15.58
Tangible book value per share (1)	$15.58	$14.32
Ending number of common shares outstanding	5,845,745	5,867,910

AVERAGE BALANCES
Assets	$1,170,430	$1,065,491
Securities	$165,302	$171,925
Loans (2)	$885,529	$796,884
Earning assets	$1,083,476	$988,596
Deposits	$965,670	$892,315
Interest bearing liabilities	$960,471	$874,456
Stockholders’ equity	$94,408	$89,504

END OF PERIOD FINANCIAL DATA
Net interest income	$27,688	$26,124
Loans (2)	$910,896	$823,621
Allowance for loan losses	$9,093	$7,751

PERFORMANCE RATIOS
Return on average assets	.81%	.88%
Return on average equity	10.05%	10.52%
Net interest margin	3.41%	3.52%
Interest spread	2.99%	3.22%
Efficiency ratio (3)	66%	64%
Allowance for loan losses to loans (2)	1.00%	.94%
Allowance as a percentage of non-performing loans	235%	188%
Average loan to deposit ratio	92%	89%
Dividend payout ratio	19.84%	5.00%

ASSET QUALITY
Net charge-offs	$1,249	$1,044
Non-performing loans	$3,863	$4,113
Other non-performing assets	$576	$648

(1)	Net of goodwill and core deposit intangibles

(2)	Loans include loans held for sale and nonaccrual loans

(3)	Does not include net gains on sales of assets

MERCANTILE BANCORP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended
	September 30,	September 30,
	2006	2005

	(In Thousands)
	(Unaudited)

Interest Income:
Loans and fees on loans	$17,259	$13,489
Securities:
Taxable	1,573	1,235
Tax exempt	444	495
Other	454	171

Total interest income	19,730	15,390

Interest Expense:
Deposits	8,647	5,618
Short-term borrowings	472	203
Long-term debt	1,236	658

Total interest expense	10,355	6,479

Net Interest Income	9,375	8,911

Provision for Loan Losses	858	451

Net Interest Income After Provision for Loan Losses	8,517	8,460

Noninterest Income:
Fiduciary activities	493	451
Brokerage fees	249	77
Customer service fees	930	907
Other service charges and fees	126	158
Net gains on sales of assets	1,467
Net gains on loan sales	163	168
Other	327	312

Total noninterest income	3,755	2,073

Noninterest Expense:
Salaries and employee benefits	4,531	3,976
Net occupancy expense	506	442
Equipment expense	424	408
Professional fees	562	376
Postage and supplies	254	212
Other	1,453	1,561

Total noninterest expense	7,730	6,975

Minority Interest	199	302

Income Before Income Taxes	4,343	3,256

Income Taxes	1,420	634

Net Income	$2,923	$2,622

MERCANTILE BANCORP, INC.
SELECTED FINANCIAL HIGHLIGHTS

	Three Months Ended
	September 30,	September 30,
	2006	2005

	(Dollars In Thousands except share data)
	(Unaudited)

EARNINGS AND PER SHARE DATA
Basic Earnings Per Share	$.50	$.45
Weighted average shares outstanding	5,847,827	5,884,371
Cash dividends paid per share	$.08	$.02
Book value per share	$16.72	$15.58
Tangible book value per share (1)	$15.58	$14.32
Ending number of common shares outstanding	5,845,745	5,867,910

AVERAGE BALANCES
Assets	$1,224,161	$1,088,369
Securities	$179,650	$173,306
Loans (2)	$911,811	$816,726
Earning assets	$1,137,107	$1,009,827
Deposits	$986,496	$910,407
Interest bearing liabilities	$1,014,991	$895,315
Stockholders’ equity	$96,787	$90,850

END OF PERIOD FINANCIAL DATA
Net interest income	$9,375	$8,911
Loans (2)	$910,896	$823,621
Allowance for loan losses	$9,093	$7,751

PERFORMANCE RATIOS
Return on average assets	.95%	.96%
Return on average equity	11.98%	11.45%
Net interest margin	3.30%	3.53%
Interest spread	2.86%	3.20%
Efficiency ratio (3)	66%	66%
Allowance for loan losses to loans (2)	1.00%	.94%
Allowance as a percentage of non-performing loans	235%	188%
Average loan to deposit ratio	92%	90%
Dividend payout ratio	16.00%	4.44%

ASSET QUALITY
Net charge-offs	$287	$190
Non-performing loans	$3,863	$4,113
Other non-performing assets	$576	$648

(1)	Net of goodwill and core deposit intangibles

(2)	Loans include loans held for sale and nonaccrual loans

(3)	Does not include net gains on sales of assets
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